BEIJING--(Marketwire-01/08/10) — China INSOnline Corp. (NASDAQ: CHIO) announced today that it received a notification from The NASDAQ Stock Market, LLC (“NASDAQ”) stating that it is no longer in compliance with the continued listing requirements for The NASDAQ Capital Market (Rule 5550(a)(2)) as a result of the closing bid price per share of the Company’s common stock falling below the minimum trading price of $1.00 for thirty consecutive business days.

In accordance with applicable NASDAQ rules, the Company has a grace period of 180 calendar days to regain compliance with the minimum closing bid price requirement for continued listing.  In order to regain compliance, the Company’s closing bid price per share must be at or above $1.00 for at least ten consecutive business days before the expiration of the 180 day grace period.  At the end of such grace period, the Company may be afforded an additional grace period of 180 days if it meets the other initial listing requirements of the NASDAQ Capital Market at that time.  The Company intends to monitor the closing bid price of its common stock and will consider whether to implement any available options to regain compliance with the continued listing requirements.

About China INSOnline Corp.

China INSOnline Corp., incorporated in Delaware and headquartered in Beijing, is a licensed insurance agency in The People's Republic of China. Representing major insurance underwriting firms in China, the Company offers online automobile, property and life insurance services through its industry web portal, www.soobao.cn. The Company's online platform also provides consumers, agents and insurance companies with online transaction capabilities, advertising, online inquiry, news circulation, statistical analysis and software development services. For additional information, please visit www.china-insonline.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information or to visit the Company’s website, click here: www.china-insonline.com